Exhibit 10.8

October 14, 2019

Dear Rob,

Flywire Corp. (the “Company”) is pleased to offer you the full-time position of President & Chief Operating Officer. We are excited about the prospect of you joining our team and look forward to the addition of your experience and enthusiasm to help the Company achieve its goals. You will report to Mike Massaro, CEO and your anticipated start date is on or about November 4, 2019.

Your base salary will be paid at an initial rate of $325,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. You will be eligible to participate in benefits programs that may be adopted by the Company in the future to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. Your variable compensation or bonus will be as a function of both your personal and Company performance and is subject to approval by the Company’s Board of Directors (the “Board”). This discretionary bonus will be up to $175,000 and any such bonus will be paid in accordance with the Company’s bonus program schedule then in effect.

You will be eligible to participate in the Company’s stock option program, subject to the approval of the Board. We have discussed and recommended to the Board and expect that you will be granted an option to purchase 255,000 shares of the Company’s common stock (the “Shares”) with an exercise price equal to the then fair market value as of your start date. The Shares will represent approximately 0.853% of the Company’s fully diluted outstanding shares at the time of grant assuming the exercise and conversion of all exercisable and convertible securities, the issuance of such option and the issuance of all securities reserved for issuance pursuant to the Company’s equity incentive plans. The option will be governed by the Company’s Equity Plan and will be subject to the terms and conditions of any associated stock option agreement. Such option shall vest as to 25% of the Shares on the first anniversary of your vesting commencement date and in equal monthly installments for the 36 months following thereafter, subject to your continuous service. Notwithstanding anything to the contrary in the option agreement for the Shares, if there is a Change in Control before your service to the Company terminates and such Change in Control is prior to the second anniversary of your vesting commencement date (i.e., your start date), then vesting will be accelerated such that your option will be vested with respect to an additional 25% of the Shares and such acceleration shall also disregard the one year “cliff” provision such that a portion of such shares shall accelerate as well.    By way of example, for a Change in Control consummated at the end of the sixth month following the start date, the acceleration shall result in a total of 18 months of vesting, consisting of the 25% of shares accelerated and disregarding the cliff provision to allow for an additional six months to be deemed vested upon consummation of the Change in Control. You acknowledge and agree that, in the event the Company completes a Change in Control in which other employees receive a comparable 25% vesting acceleration benefit in connection with such Change in Control, you will not be eligible for both the 25% acceleration in your option agreement and the 25% acceleration benefit provided to the other employees; provided, however, if the benefit to other employees is greater than the 25% acceleration benefit provided to you in your option agreement (or occurs after the second anniversary such that the acceleration described herein does not apply), then you will be entitled to that greater acceleration benefit in lieu of the 25% provided for in your option agreement.

If you are subject to an Involuntary Termination, then subject to your execution of a general release of all claims (with applicable carve-out for your continued indemnification) that you may have against the Company or persons affiliated with the Company and that is typical of general releases in similar situations in the industry (the “Release”), you will be entitled to the following severance benefits: the Company will (i) continue to pay you salary continuation for 6 months following Separation (“Severance Period”) or for 12 months following Separation if the Involuntary Termination occurs in the 3 months prior to or 12 months following a Change in Control, (ii) you shall be credited with an additional 6 months of vesting service with respect to your option except in the case of an Involuntary Termination in the 3 months prior to or 12 months following a Change of Control, in which case you will be credited with an additional 12 months of vesting service with respect to your option (in each such case the “cliff” will be disregarded as above), and (iii) the exercise period of your outstanding options shall be extended to the lesser of (x) the applicable option term or (y) one year from your termination date. You must execute and return the Release on the date specified by the Company in substantially the form provided by the Company (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the severance benefits described herein.

If you are subject to an Involuntary Termination, the salary continuation payments will commence on the first payroll date following your return of the Release provided for in the Release and thereafter on the Company’s normal payroll schedule. However, if the 50-day period described above spans two calendar years, then the salary continuation payments will commence on the first payroll date in the second calendar year following expiration of the applicable revocation period.

By signing below, you hereby confirm that the performance of your position at the Company does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company).

You will also be required to sign a Proprietary Rights, Non-Disclosure, Developments, Non-Competition, and Non-Solicitation Agreement in the form attached as Exhibit A (the “Agreement”), as a condition of your employment. You acknowledge that your receipt of the

Flywire | 141 Tremont Street. 9th Floor | Boston, MA 02111, USA | 1.800.346.9252 | flywire.com

grant of equity set forth in this offer letter is contingent upon your agreement to the non-competition provisions set forth in the Agreement. You further acknowledge that such consideration was mutually agreed upon by you and the Company and is fair and reasonable in exchange for your compliance with such non-competition obligations. Please understand that this offer is contingent upon your authorization and successful completion of a background check.

You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

This letter contains the final, total and complete agreement between you and the Company regarding your employment status and how your employment may be terminated. Even though your job duties, title, reporting relationships, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed by the Company, at its option, from time to time during your tenure here, neither you nor the Company can change the “at-will” nature of your employment, absent a written contract signed by an officer of the Company.

This offer of employment will terminate if it is not accepted, signed and returned to the attention of Mike Massaro (Mike@flywire.com) by October 2019. We truly look forward to working with you and building Flywire into an outstanding company.

Sincerely,

/s/ Michael Massaro

Michael Massaro

CEO

The foregoing correctly sets forth the terms of my employment by Flywire Corp. I am not relying on any representations pertaining to my employment other than those set forth above.:

Flywire | 141 Tremont Street. 9th Floor | Boston, MA 02111, USA | 1.800.346.9252 | flywire.com

/s/ Rob Orgel
Rob Orgel

October 16, 2019
Date

Flywire | 141 Tremont Street. 9th Floor | Boston, MA 02111, USA | 1.800.346.9252 | flywire.com

Appendix A

Defined Terms

“Cause” shall mean

(i)    a material failure by you to comply with the Company’s written policies or rules after being provided written notice and 30 days’ opportunity to cure;

(ii)    your conviction of, or plea of “guilty” or “no contest” to, a crime involving moral turpitude, deceit, dishonesty or fraud that has caused harm to the Company or any affiliate of the Company;

(iii)    your willful and continued failure to substantially perform (other than by reason of disability) your duties and responsibilities assigned or delegated after receiving written notification of such failure from the Board and 30 days’ opportunity to cure;

(iv)    any intentional act of dishonesty, deceit, fraud, moral turpitude, misconduct, breach of trust or acts intentionally against the financial or business interests of the Company by you, or your use or possession of illegal drugs in the workplace; or

(v)    the material breach by you of any of your obligations under any agreement between you and the Company after being provided written notice and 30 days’ opportunity to cure; or

(vi)    your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity, (ii) the sale of all or substantially all of the assets of the Company, either in one transaction or a series of related transactions or (iii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

“Involuntary Termination” means your Termination Without Cause or Resignation for Good Reason.

Flywire | 141 Tremont Street. 9th Floor | Boston, MA 02111, USA | 1.800.346.9252 | flywire.com

“Resignation for Good Reason” means a Separation as a result of your resignation within ninety (90) days after a relocation of your principal workplace by more than fifty (50) miles away from the location which you were working immediately prior to the required relocation without your prior consent. A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and you obtain actual knowledge of such condition, and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause.

Flywire | 141 Tremont Street. 9th Floor | Boston, MA 02111, USA | 1.800.346.9252 | flywire.com

Exhibit A

Proprietary Rights, Non-Disclosure, Developments, Non-Competition, and Non-Solicitation

Flywire | 141 Tremont Street. 9th Floor | Boston, MA 02111, USA | 1.800.346.9252 | flywire.com